UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 6, 2013

AMAG PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-10865	04-2742593
(Commission File Number)	(IRS Employer Identification No.)

100 Hayden Avenue
Lexington, Massachusetts	02421
(Address of principal executive offices)	(Zip Code)

(617) 498-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2013, AMAG Pharmaceuticals, Inc., or the Company, appointed Barbara Deptula to its Board of Directors, effective immediately. The appointment of Ms. Deptula as an independent director brings the size of the Company’s Board to seven members.

Ms. Deptula, age 59, served as Executive Vice President of Business Development and Chief Corporate Development Officer of Shire Limited (also known as Shire Pharmaceuticals Group Plc), or Shire, from September 2004 until June 2012. Prior to joining Shire, Ms. Deptula was President of the Biotechnology Division of SICOR Inc. and Senior Vice President for Commercial and Product Development at Coley Pharmaceutical Group. She also held senior management positions focused on marketing, product development, licensing and business development at US Bioscience, Schering Plough, American Cyanamid, and Genetics Institute. She served as an independent director of Combinatorx, Inc. from December 2005 until December 2009. Ms. Deptula received her master’s degree in business administration from the University of Chicago and a bachelor’s of science degree from the University of Connecticut’s School of Pharmacy.

Ms. Deptula will serve on the Company’s Transaction Committee and Compensation Committee effective immediately. There are no family relationships between Ms. Deptula and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with her appointment as a non-employee director, Ms. Deptula was granted a non-qualified option to purchase 6,000 shares of the Company’s common stock under the terms and conditions of the Company’s Third Amended and Restated 2007 Equity Incentive Plan, or the 2007 Plan, at an exercise price equal to the per share fair market value of the Company’s common stock on the date of grant. The foregoing stock options have a ten-year term and will vest in equal monthly installments over a two-year period, for so long as Ms. Deptula continues to serve as a director of the Company.

In addition, Ms. Deptula was granted a non-qualified option under the Company’s 2007 Plan to purchase 2,850 shares of the Company’s common stock at an exercise price equal to the per share fair market value of the Company’s common stock on the date of grant.  The foregoing stock option has a ten-year term and will vest in eight equal monthly installments beginning on October 1, 2013 and continuing through May 1, 2014. Further, Ms. Deptula was granted restricted stock units under the Company’s 2007 Plan covering 1,725 shares of the Company’s common stock which will vest in eight equal monthly installments beginning on October 1, 2013 and continuing through May 1, 2014, provided, that delivery of any vested shares of common stock underlying the foregoing restricted stock units shall be deferred until the earlier of (i) the third anniversary of the date of grant and (ii) as soon as practicable (but not later than 90 days) following the date of termination of Ms. Deptula’s service, provided that such termination constitutes a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h). The grants made to Ms. Deptula described above reflect the pro-rated portion of the grants that would have otherwise been made under the terms of the Company’s Non-Employee Director Compensation Policy, effective as of January 1, 2012, which has previously been filed by the Company.

Ms. Deptula will be entitled to all other applicable compensation described in the Company’s Non-Employee Director Compensation Policy as described starting on page 22 of the Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders.  The Company has also entered into an indemnification agreement with Ms. Deptula in substantially the same form entered into with the other members of the Company’s Board of Directors.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

The Company hereby furnishes the following exhibit:

99.1        Press release dated September 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Scott B. Townsend
General Counsel and Senior Vice President of Legal Affairs

Date: September 9, 2013

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated September 9, 2013.